EXHIBIT 16


Dohan and Company                                  7700 North Kendall Drive, 200
Certified Public Accountants                       Miami, Florida 33156-7564
A Professional Association                         Telephone: (305) 274-1366
                                                   Facsimile: (305) 274-1368
                                                   E-mail: info@uscpa.com



OFFICE OF THE CHIEF ACCOUNTANT
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sir and/or Madam:

We have read the January 4, 2007 statements of Globetel Communications Corp about our firm that is included under Item 4 in its Form 8-K filed with the Securities and Exchange Commission. We do not agree with certain portions of the statement, as stated below:

Globetel Communications Corp is under investigation by the Securities and Exchange Commission and the investigation has not been concluded. Accordingly, we are unable to determine if a disagreement exists on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Dohan & Company, P.A., CPAs,. would have caused them to make reference in connection with their report to the subject matter of the disagreement, will arise as a result of the ongoing investigation.

Yours truly,



DOHAN AND COMPANY, CPAS, P.A.